SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”), dated as of March 15, 2007, is made by and between Crescent International, Ltd., (“Crescent”) and Power 3 Medical Products, Inc., a New York corporation (“Power 3”).

WHEREAS, on October 28, 2004 Power 3 issued to Crescent a $200,000 principal amount convertible debenture (the “Debenture”), a common stock purchase warrant (the “Warrant”), and an additional investment right (the “Rights Agreement”)(the Debenture, Warrant, and Rights Agreement shall collectively be referred to as the “Transaction Documents”);

WHEREAS, Power 3 desires to issue, and Crescent desires to accept, three million (3,000,000) shares of common stock in full satisfaction of the Debenture and all obligations arising pursuant to the Transaction Documents;

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and among Power 3 and Crescent as follows:

1. Power 3 shall issue three million (3,000,000) shares of common stock (the “Common Stock”) to Crescent in full satisfaction of the Debenture and all obligations arising pursuant to the Transaction Documents. Upon issuance of the Common Stock, Crescent shall return, via overnight delivery, the original Debenture to Power 3. Notwithstanding the foregoing, if Crescent does not receive gross proceeds of at least three hundred thousand ($300,000) dollars from the sale of all of the Common Stock, Power 3 shall pay to Crescent an amount equal to the difference between such gross proceeds and $300,000 (the “Make-Up Payment”). As collateral for the Make-Up Payment, the Company shall deposit one million shares of common stock in escrow (the “Escrow Stock”) pursuant to the escrow agreement attached hereto as Exhibit A.

2. Crescent shall provide Power3 with an accounting of Crescent’s sales of the Common Stock. In the event that Crescent is entitled to a Make-Up Payment, Crescent shall be entitled to receive gross proceeds from the sale of the Escrow Stock in an amount equal to the Make-Up Payment and shall provide Power3 with an accounting of such Escrow Stock sales. Once Crescent has received gross proceeds from the sale of the Escrow Stock equal to the Make-Up Payment, Crescent shall return any excess proceeds and the remaining unsold Escrow Shares to Power3 within three (3) business days.

3. Crescent will not directly or indirectly sell an amount of the Common Stock or Escrow Stock exceeding fifteen percent (15%) of the average daily trading volume of Power3’s common stock on the OTC Bulletin Board, as reported by Bloomberg L.P. However, said restriction shall not apply on any trading day during which the average daily trading volume exceeds 500,000 shares.

4. In consideration of the foregoing, Crescent releases and discharges Power 3, Power 3’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Power 3 Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Power 3 Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release arising under the Debenture and the Transaction Documents.

5.  In consideration of the foregoing, Power 3 releases and discharges Crescent, Crescent’s officers, directors, principals, managers, control persons, past and present employees, insurers, successors, and assigns (“Crescent Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Crescent Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release arising under the Debenture and the Transaction Documents.

6. Power 3 and Crescent each understand and agree that this Agreement (including all of its terms) is forever deemed confidential between them. Except as required under the statutes, rules or regulations of any federal or state government, government agency or court of competent jurisdiction, each of Power 3 and Crescent, and their respective counsel, shall not disclose or divulge any of the matters underlying this Agreement, or any of the terms or substance of this Agreement to others.

7. All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

8. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges ands warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

9. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

10. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

12. This Agreement may be executed in counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

CRESCENT INTERNATIONAL, LTD. By: By: /s/ Maxi Brezzi Name: Maxi Brezzi Title: Authorized Signatory	Cantara (Switzerland) SA 84, Av. Louis-Casaï CH 1216 COINTRIN Switzerland Tel.: +41 22 791 7256 Fax: +41 22 791 7171 Email: cantara@dmitrust.com
POWER3 MEDICAL PRODUCTS, INC. By: /s/ Steven B. Rash Name: Steven B. Rash Title: Chief Executive Officer	3400 Research Forest Drive, Suite B2-3 Woodlands, Texas 77381 Tel: (281) 466-1600 Fax: (281) 466-1481 Email: srash@power3medical.com